Exhibit 4.3

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ON-LINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 73,052 Ordinary Shares of
B.O.S. Better On-Line Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. _________________	Issue Date: September 29, 2005

        B.O.S. BETTER ON-LINE SOLUTIONS LTD. a corporation incorporated under the laws of the State of Israel hereby certifies that, for value received, LAURUS MASTER FUND, LTD., or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business September 29, 2012 (the “Expiration Date”), up to 73,052 fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 4.00 nominal value per share, at the applicable Exercise Price per share (as defined below). The number and character of such Ordinary Shares and the applicable Exercise Price per share are subject to adjustment as provided herein.

        As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall include B.O.S. Better On-Line Solutions Ltd. and any corporation which shall succeed, or assume the obligations of, B.O.S. Better On-Line Solutions Ltd. hereunder.

    (b)          The term “Ordinary Shares” includes (i) the Company’s Ordinary Shares, nominal value NIS 4.00 per share; and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

    (c)          The term “Other Securities” refers to any shares (other than Ordinary Shares) and other securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 4 or otherwise.

(d) The “Exercise Price” applicable under this Warrant shall be a price of $4.04 per Ordinary Share acquired hereunder.

        Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder.

    1.        Exercise of Warrant.

1.1	Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4. This Warrant may be exercised in whole or in part.

1.2	Fair Market Value. For purposes hereof, the "Fair Market Value" of an Ordinary Share as of a particular date (the "Determination Date") shall mean:

(a)	If the Company’s Ordinary Shares are traded on the American Stock Exchange or another national exchange or are quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc.(“Nasdaq”), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

(b)	If the Company’s Ordinary Shares are not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board, then the mean of the average of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

(c)	Except as provided in clause (d) below, if the Company’s Ordinary Shares are not publicly traded, then as the Holder and the Company agree or in the absence of agreement, by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(d)	If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s Articles of Association (the “Articles”), then all amounts to be payable per share to holders of the Ordinary Shares pursuant to the Articles in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Ordinary Shares in liquidation under the Articles, assuming for the purposes of this clause (d) that all of the Ordinary Shares then issuable upon exercise of the Warrant are outstanding at the Determination Date.

1.3	Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.4	Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the Holders of the Warrant pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

    2.        Procedure for Exercise.

2.1	Delivery of Share Certificates, Etc., on Exercise. The Company agrees that the Ordinary Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable Ordinary Shares (or Other Securities) to which the Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other shares or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

2.2	Exercise. (a) Payment may be made either (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of the Warrant, or Ordinary Shares receivable upon exercise of the Warrant in accordance with Section (b) below, or (iii) by a combination of any of the foregoing methods, for the number of Ordinary Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Ordinary Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable Ordinary Shares (or Other Securities) determined as provided herein.

        (b) Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one Ordinary Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Notice in which event the Company shall issue to the Holder a number Ordinary Shares computed using the following formula:

X=Y	(A-B) A

Where X =	the number of Ordinary Shares to be issued to the Holder

Y =	the number of Ordinary Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =	the Fair Market Value of one of the Company's Ordinary Shares (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

    3.        Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1	Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the shares and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2	Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, concurrently with any distributions made to holders of its Ordinary Shares, shall at its expense deliver or cause to be delivered to the Holder the shares and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant pursuant to Section 3.1, or, if the Holder shall so instruct the Company, to a bank or trust company specified by the Holder and having its principal office in New York, NY as trustee for the Holder of the Warrant (the “Trustee”).

3.3	Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such shares or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4. In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company’s securities and property (including cash, where applicable) receivable by the Holders of the Warrant will be delivered to Holder or the Trustee as contemplated by Section 3.2.

    4.        Extraordinary Events Regarding Ordinary Shares. In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

    5.        Certificate as to Adjustments. In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional Ordinary Shares (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of Ordinary Shares (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of Ordinary Shares to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 13 hereof).

    6.        Reservation of Shares, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

    7.        Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

7.1	Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Securities Purchase Agreement of even date herewith, including, without limitation, that the Holder is an “accredited investor”within the meaning of Regulation D under the Securities Act of 1933.

7.2	Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

7.3	Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

    8.        Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a “Transferor”) in whole or in part. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor’s counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of Ordinary Shares of Ordinary Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

    9.        Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

    10.        Registration Rights. The Holder of this Warrant has been granted certain registration rights by the Company. These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Purchaser dated as of even date of this Warrant.

    11.        Maximum Exercise. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Note or the Warrant an amount that would (a) be convertible into that number of Ordinary Shares which, when added to the number of Ordinary Shares otherwise beneficially owned by such Holder including those issuable upon exercise of warrants of the Company held by such Holder would exceed 4.99% of the outstanding Ordinary Shares of the Company at the time of conversion or (b) (ii) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Ordinary Share for the thirty (30) day trading period immediately preceding delivery of a Notice of Conversion to the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this Section 11 shall automatically become null and void without any notice to Company upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Company, except that at no time shall the beneficial ownership exceed 19.99% of the borrower’s Ordinary Shares as of the date hereof. Notwithstanding anything contained herein to the contrary, the number of Ordinary Shares issuable by the Company and acquirable by the Holder pursuant to the terms of this Warrant and/or the Note issued by the Company to the Holder pursuant to this Securities Purchase Agreement, shall not exceed an aggregate of 1,270,720 of the Company’s Ordinary Shares, (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Ordinary Shares). Furthermore, Holder acknowledges and agrees that the Company (i) shall, on or before September 30, 2006, use its best efforts to solicit shareholder approval of the authorization and issuance of at least such amount of Ordinary Shares as would permit the Holder to acquire all of the Ordinary Shares issuable by the Company and acquirable by the Holder pursuant to the terms of this Warrant and/or the Note, provided however, that until such shareholder approval is granted, the Company shall not be required to issue an amount of Ordinary Shares pursuant to the Warrant and/or the Note, which exceeds in the aggregate, 625,000 Ordinary Shares.

    12.        Rights of Shareholders. No Holder shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any other securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

    13.        Warrant Agent. The Company may, by written notice to each Holder of the Warrant, appoint an agent for the purpose of issuing Ordinary Shares (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 8, and replacing this Warrant pursuant to Section 9, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

    14.        Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

    15.        Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

    16.        Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

    17.        Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of New York without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York; provided, however, that the Holder may choose to waive this provision and bring an action outside the state of New York. The Company hereby agrees to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Each of the Company and the Holder acknowledges that its legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

B.O.S. BETTER ON-LINE SOLUTIONS LTD. BY: —————————————— Name: Adiv Baruch Title: CEO

BY: —————————————— Name: Nehemia Kaufman Title: CFO

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

TO:	B.O.S. Better On-Line Solutions Ltd.

Attention:	Chief Financial Officer

        The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________ ________	________ Ordinary Shares covered by such Warrant; or the maximum number of Ordinary Shares covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

        The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

________ ________ ________	$__________ in lawful money of the United States; and/or

the cancellation of such portion of the attached Warrant as is exercisable for a total of _______
Ordinary Shares (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

the cancellation of such number of Ordinary Shares as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of Ordinary Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2.

        The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ________________________ whose address is __________________.

        The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated: _______________________________	_____________________________________________
(Signature must conform to name of hHolder as
specified on the face of the Warrant)

Address: ____________________________________
____________________________________

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only On Transfer Of Warrant)

FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY SELLS, ASSIGNS, AND TRANSFERS UNTO THE PERSON(S) NAMED BELOW UNDER THE HEADING “TRANSFEREES” THE RIGHT REPRESENTED BY THE WITHIN WARRANT TO PURCHASE THE PERCENTAGE AND NUMBER OF SHARES OF ORDINARY SHARES OF B.O.S. BETTER ON-LINE SOLUTIONS LTD. INTO WHICH THE WITHIN WARRANT RELATES SPECIFIED UNDER THE HEADINGS “PERCENTAGE TRANSFERRED” AND “NUMBER TRANSFERRED,” RESPECTIVELY, OPPOSITE THE NAME(S) OF SUCH PERSON(S) AND APPOINTS EACH SUCH PERSON ATTORNEY TO TRANSFER ITS RESPECTIVE RIGHT ON THE BOOKS OF B.O.S. BETTER ON-LINE SOLUTIONS LTD. WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

Transferees	Address	Percentage Transferred	Number Transferred

DATED: _______________________________	_____________________________________________
(SIGNATURE MUST CONFORM TO NAME OF
HOLDER AS SPECIFIED ON THE FACE OF
THE WARRANT)

ADDRESS: ____________________________________
____________________________________

B-1

SIGNED IN THE PRESENCE OF: —————————————— (NAME)

ACCEPTED AND AGREED: [TRANSFEREE] —————————————— (NAME)

2